Exhibit 99.1

Spectral Closes on Purchase of Canadian Oil Project

SEATTLE, Washington (13 February 2012) – Spectral Capital Corporation, (FCCN.QB) (F3SN:F) announced today that it had closed on its Alberta oil acquisition.  The project is located in the Red Earth Region of Alberta, which has some of the highest drilling success rates in North America.  The property is expected to begin producing premium light oil by March 2012 from the existing well on the property.  There are seven additional drilling locations that Spectral is looking to develop on the property.

“We are particularly excited to have ownership in an asset like this on behalf of our shareholders.  The economic crisis has made record profits for large oil companies, but smaller companies still struggle to obtain working capital.  Because Spectral has the flexibility and responsiveness to seize opportunities quickly, we were able to acquire our ownership at a significant discount to reserve values in the region and to see extraordinary planned return on investment for the other planned drilling locations on the property as well.” Concluded CEO Jenifer Osterwalder.

Spectral purchased a sixty percent controlling interest in the property for $2,000,000 and has advanced $750,000 in cash for working capital to the property.  Although the property will produce oil revenue from one developed drilling location by March 2012, it is anticipated that developing the remaining seven horizontal drilling locations on the property will cost $20,000,000.  Spectral is currently evaluating its options to partner, farm-out, develop or otherwise finance these additional drilling locations.

About Spectral
Spectral Capital Corporation acquires and develops natural resources projects worldwide.  Spectral has a synergistic, balanced, mutually reinforcing growth strategy focused in three areas: Near Term: Acquisition of Cash Flow Producing Oil and Gas Properties; Medium Term: Development of a Substantial, Producing Oil and Gas Asset Portfolio and Long-Term: Large Scale Natural Resources Projects for Future Growth.

PRESS RELEASE FORWARD LOOKING STATEMENT:

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth and business strategy. Words such as “expects,” “will,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates,” and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in the Company’s business; competitive factors in the market(s) in which the Company operates; risks associated with operations outside the United States; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:
Jenifer Osterwalder
contact@spectralcapital.com